Press Release May 15, 2026

Exhibit 99.1

James Hardie Announces Appointment of New Non-Executive Director and
Resignation of Non-Executive Director

James Hardie Industries plc (NYSE / ASX: JHX) ("James Hardie" or the "Company"), a leading provider of exterior home and outdoor living solutions, is pleased to announce the appointment of Rob Sindel as an independent non-executive director of James Hardie to be effective 1 June 2026.
Mr. Sindel, a resident of Australia, is the former Managing Director and Chief Executive Officer of CSR Limited from January 2011 until September 2019. The majority of his 35-year career has been spent in the Global Building Products and Construction materials sector, working in ANZ, the US, the UK and Europe.
Mr. Sindel, is an engineer by profession who has continued to develop his skills by completing additional study in finance, strategy, leadership and cultural change management. This has enabled him to drive change, M&A and cultural integration in several different businesses and geographies.
Mr. Sindel is currently the Chair of Mirvac Limited, an ASX-listed development and construction company, since January 2023, and is also the Chair of Orara Limited (also ASX-listed), since February 2020, a global producer of premium glass bottles with factories in 9 global locations. Orara Limited also manufactures aluminum cans in Australia and New Zealand.
Commenting on the appointment, Nigel Stein, Chair of James Hardie, said “I am delighted Rob has agreed to join the Board. He brings extensive experience from executive management and leadership positions, particularly in the construction and manufacturing industries globally. Rob also brings a wealth of knowledge and experience in finance, strategy and M&A integration. Rob will be a valuable addition to the Board.”
James Hardie further advises that Persio Lisboa, non-executive director of the Company, has retired from the Board effective 14 May 2026. Commenting on the retirement, Nigel expressed his appreciation for Mr. Lisboa’s time on the Board, “I would like to extend my sincere thanks to Persio for his valuable contribution in his 8 years on the Board. He has provided steady guidance and leadership of the People and Remuneration Committee for the last 5 years. I particularly appreciate him extending his tenure beyond his intended end date to assist us with the complex integration of compensation structures following the Azek acquisition. This included Persio joining me for our recent shareholder consultation meetings in Australia. I am pleased that Board member Gary Hendrickson, who has considerable experience of chairing compensation committees, has agreed to assume that role at James Hardie.”
This media release has been authorized for release by the Board of Directors.
END

Press Release May 15, 2026

Exhibit 99.1

About James Hardie
James Hardie Industries plc is the industry leader in exterior home and outdoor living solutions, with a portfolio that includes fiber cement, fiber gypsum, and composite and PVC decking and railing products. Products offered by James Hardie are engineered for beauty, durability, and climate resilience, and include trusted brands like Hardie®, TimberTech®, AZEK® Exteriors, Versatex®, fermacell® and StruXure®. With a global footprint, the James Hardie portfolio is marketed and sold throughout North America, Europe, Australia and New Zealand.
James Hardie Industries plc is incorporated and existing under the laws of Ireland. As an Irish plc, James Hardie is governed by the Irish Companies Act. James Hardie’s principal executive offices are located at 1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2, D02 FD79, Ireland.

Investor and Media Contact

Bill Seymour
Vice President, Investor Relations
investors@jameshardie.com